AMENDED AND RESTATED

                                      DISTRIBUTION AND

                          SERVICE PLAN AND AGREEMENT

                                            WITH

                    OPPENHEIMERFUNDS DISTRIBUTOR, INC.  AND

                      OPPENHEIMER VARIABLE ACCOUNT FUNDS

                                   FOR SERVICE SHARES OF

                            OPPENHEIMER SMALL CAP GROWTH FUND/VA

AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN AND AGREEMENT (the "Plan") dated the 29th day of February, 2000, by and between OPPENHEIMER VARIABLE ACCOUNT FUNDS (the "Trust") for the account of its OPPENHEIMER SMALL CAP GROWTH FUND/VA (the "Fund") and OPPENHEIMERFUNDS DISTRIBUTOR, INC. (the "Distributor").

1. The Plan. This Plan is the Fund's written distribution and service plan for its Service Shares described in the Fund's registration statement as of the date this Plan takes effect, contemplated by and to comply with Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., pursuant to which the Fund will compensate the Distributor for its services in connection with the distribution of Shares, and the personal service and maintenance of shareholder accounts ("Accounts") that hold Service Shares (the "Shares") of the Fund. The Fund may be deemed to be acting as distributor of securities of which it is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Plan. The Distributor is authorized under the Plan to pay "Insurance Company Recipients," as hereinafter defined, for rendering services and for the maintenance of Accounts and for distributing Service Shares. Such Insurance Company Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

2. Definitions. As used in this Plan, the following terms shall have the following meanings:

(a) "Insurance Company Recipient" shall mean any insurance company or affiliate thereof or other person or entity which: (i) has rendered assistance (whether direct, administrative, or both) in the distribution of Shares and/or has rendered services in connection with the personal service and maintenance of Accounts; (ii) shall furnish the Distributor (on behalf of the Fund) with such information as the Distributor shall reasonably request to answer such questions as may arise concerning such service and/or the sale of Shares; and (iii) has been selected by the Distributor to receive payments under the Plan. Notwithstanding the foregoing, a majority of the Trust's Board of Trustees (the "Board") who are not "interested persons" (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent Trustees") may remove any institution as a Insurance Company Recipient, whereupon such entity's rights as a third-party beneficiary hereof shall terminate.

(b) "Qualified Holdings" shall mean, as to any Insurance Company Recipient, all Shares owned beneficially or of record by: (i) such Insurance Company Recipient,
(ii) such clients of such Insurance Company Recipient and/or accounts as to which such Insurance Company Recipient provides administrative services and/or is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), or (iii) separate accounts created or sponsored by such Insurance Company Recipient or its affiliate, but in no event shall any such Shares be deemed owned by more than one Insurance Company Recipient for purposes of this Plan. In the event that two entities would otherwise qualify as Insurance Company Recipients as to the same Shares, the Distributor shall determine which Insurance Company Recipient shall be deemed the Insurance Company Recipient as to such Shares for purposes of this Plan.

3.    Payments.

(a) Under the Plan, the Fund will make payments to the Distributor, within forty-five (45) days of the end of each calendar quarter, in the amount of
 .0625% (.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares, computed as of the close of each business day (the "Service Fee"), provided, however, that the Distributor may, in its sole discretion, reduce that payment level from time to time. The
Distributor  will use  such fee  received  from  the  Fund in its  entirety  for payments to Insurance Company Recipients and for its other expenditures and costs of the type approved by the Board incurred in connection with the personal service and maintenance of Accounts including, but not limited to, the services described in the following two paragraphs. The Distributor may make Plan payments to any "affiliated person" (as defined in the 1940 Act) of the
Distributor  if  such  affiliated   person  qualifies  as  a  Insurance  Company
Recipient.

The services to be rendered by the Distributor and Insurance Company Recipients in connection with the personal service and the maintenance of Accounts may include, but shall not be limited to, the following: answering routine inquiries from the Insurance Company Recipient's Customers concerning the Fund, providing such Customers with information on their investment in Shares, assisting in the establishment and maintenance of accounts or sub-accounts in the Fund, making the Fund's investment plans and dividend payment options available, and providing such other information and Customer liaison services and the maintenance of Accounts as the Distributor or the Fund may reasonably request. It may be presumed that an Insurance Company Recipient has provided services qualifying for compensation under the Plan if it has Qualified Holdings of Shares to entitle it to payments under the Plan. In the event that either the Distributor or the Board should have reason to believe that, notwithstanding the level of Qualified Holdings, an Insurance Company Recipient may not be rendering appropriate services, then the Distributor, at the request of the Board, shall require the Insurance Company Recipient to provide a written report or other information to verify that said Insurance Company Recipient is providing appropriate services in this regard. If the Distributor still is not satisfied, it may take appropriate steps to terminate the Insurance Company Recipient's status as such under the Plan, whereupon such entity's rights as a third-party beneficiary hereunder shall terminate.

The distribution assistance services to be rendered by the Distributor in connection with the Shares may include, but shall not be limited to, the following: (i) paying sales commissions to any insurance company, broker, dealer, bank or other person or entity that directly or indirectly sells Shares;
(ii) paying compensation to and expenses of personnel of the Distributor who support distribution of Shares by Insurance Company Recipients; (iii) obtaining financing or providing such financing from its own resources, or from an affiliate, for the interest and other borrowing costs of the Distributor's unreimbursed expenses incurred in rendering distribution assistance and administrative support services to the Fund; and (iv) paying other direct distribution costs, including without limitation the costs of sales literature, advertising and prospectuses (other than those prospectuses furnished to current direct and indirect holders of the Fund's shares ("Shareholders")).

(b) The Distributor shall make payments to any Insurance Company Recipient quarterly, within forty-five (45) days of the end of each calendar quarter, at a rate not to exceed .0625% (.25% on an annual basis) of the average during the calendar quarter of the aggregate net asset value of the Shares computed as of the close of each business day, of Qualified Holdings owned beneficially or of record by the Insurance Company Recipient or by its Customers, provided, however, that the Distributor may, in its sole discretion, reduce that payment level from time to time. However, no such payments shall be made to any Insurance Company Recipient for any such quarter in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the minimum amount ("Minimum Qualified Holdings"), if any, to be set from time to time by a majority of the Independent Trustees. A majority of the Independent Trustees may at any time or from time to time increase or decrease and thereafter adjust the rate of fees to be paid to the Distributor or to any Insurance Company Recipient, but not to exceed the rate set forth above, and/or increase or decrease the number of shares constituting Minimum Qualified Holdings. The Distributor shall notify all Insurance Company Recipients of the Minimum Qualified Holdings and the rate of payments hereunder applicable to Insurance Company Recipients, and shall provide each Insurance Company Recipient with written notice within thirty (30) days after any change in these provisions. Inclusion of such provisions or a change in such provisions in a revised current prospectus shall constitute sufficient notice.

(c) Under the Plan, payments may be made to Insurance Company Recipients: (i) by OppenheimerFunds, Inc. ("OFI") from its own resources (which may include profits derived from the advisory fee it receives from the Fund), or (ii) by the Distributor (a subsidiary of OFI), from its own resources.

4. Selection and Nomination of Trustees. While this Plan is in effect, the selection or replacement of Independent Trustees and the nomination of those persons to be Trustees of the Trust who are not "interested persons" of the Fund or the Trust shall be committed to the discretion of the Independent Trustees. Nothing herein shall prevent the Independent Trustees from soliciting the views or the involvement of others in such selection or nomination if the final decision on any such selection and nomination is approved by a majority of the incumbent Independent Trustees.

5. Reports. While this Plan is in effect, the Treasurer of the Trust shall provide at least quarterly a written report to the Trust's Board for its review, detailing the amount of all payments made under this Plan, and the purposes for which the payments were made. The reports shall be provided quarterly, and shall state whether all provisions of Section 3 of this Plan have been complied with.

6. Related Agreements. Any agreement related to this Plan shall be in writing and shall provide that: (i) such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of the holders of a "majority" (as defined in the 1940
Act) of the Fund's outstanding voting securities of the Shares, on not more than sixty days written notice to any other party to the agreement; (ii) such agreement shall automatically terminate in the event of its "assignment" (as defined in the 1940 Act); (iii) it shall go into effect when approved by a vote of the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such agreement; and (iv) it shall, unless terminated as herein provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by the Board and its Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.

7. Effectiveness, Continuation, Termination and Amendment. This Plan has been approved by a vote of the Independent Trustees cast in person at a meeting called on February 29, 2000 for the purpose of voting on this Plan, and shall take effect on the later of (i) the date that Shares are first issued to OppenheimerFunds, Inc. or any other person, or (ii) May 1, 2000. When this Plan takes effect, the Fund's Service Plan and Agreement dated May 1, 1998, by and between the Trust and OFI, shall be terminated. Unless terminated as hereinafter provided, it shall continue in effect until October 31, 2000 and from year to year thereafter or as the Board may otherwise determine only so long as such continuance is specifically approved at least annually by the Board and its Independent Trustees by a vote cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by vote of a majority of the Independent Trustees or by the vote of the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting Service shares. In the event of such termination, the Board and its Independent Trustees shall determine whether the Distributor shall be entitled to payment from the Fund of all or a portion of the Service Fee in respect of Shares sold prior to the effective date of such termination. This Plan may not be amended to increase materially the amount of payments to be made without approval of the Service Shareholders, in the manner described above, and all material amendments must be approved by a vote of the Board and of the Independent Trustees.

8. Disclaimer of Shareholder and Trustee Liability. The Distributor understands that the obligations of the Trust under this Plan are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund's property. The Distributor represents that it has notice of the provisions of the Declaration of Trust of the Fund disclaiming shareholder and Trustee liability for acts or obligations of the Trust and the Fund.


                        OPPENHEIMER VARIABLE ACCOUNT FUNDS
                        on behalf of OPPENHEIMER SMALL CAP GROWTH FUND/VA



                        By:    /s/ Robert G. Zack
                              ________________________
                              Robert G. Zack
                              Assistant Secretary


                        OPPENHEIMERFUNDS DISTRIBUTOR, INC.



                               By:   /s/ Katherine P. Feld
                                   _________________________
                                    Katherine P. Feld
                                    Vice President and Secretary


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